Exhibit 14.1

RIOT PLATFORMS, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

Effective June 27, 2023

Our core values of transparency, accountability, urgency, teamwork, and attention to detail drive our culture, vision, and mission. This Code of Ethics and Business Conduct (this “Code”) has been adopted by Riot Platforms, Inc. (the “Company”) to provide written standards and guidance to the Company’s directors, officers, employees (including temporary employees), contractors, and interns (collectively, “Covered Persons”) and should be used as the foundation for how we treat others, conduct business and make decisions on the Company’s behalf.

1.	Core Values.

Transparency. We communicate clearly and transparently. We practice radical candor.

Accountability. We are ethical and can be counted on. We own our wins and our losses.

Urgency. We move with deliberate speed and intention.

Teamwork. We know that by working together, we can go further than we can alone.

Attention to Detail. We are meticulous and thoughtful with our approach.

2.	Honest and Ethical Conduct.

The Company is committed to conducting its business in full compliance with the highest ethical standards and all applicable laws and regulations. Covered Persons are expected to comply with these standards and to report any known or suspected violations of those standards as described in this Code.

3.	Conflicts of Interest.

Each Covered Person must avoid conflicts of interest as well as situations that give the appearance of a conflict. Conflicts of interest are prohibited except as approved or waived in writing by the Company’s board of directors (the “Board”), including those approved through guidelines promulgated by the Board. A conflict of interest may occur when a business matter presents competing loyalties. This could cause you, the Covered Person, to seek a personal benefit for yourself, your family, or your friends at the expense of the Company. In some instances, even the potential for, or appearance of, a conflict can cause a problem. For example, a conflict of interest could exist if a Covered Person:

●	Accepts a gift, service, payment, or other benefit of more than nominal value from a competitor, supplier, or customer of the Company, or any entity or organization with which the Company conducts business or seeks to conduct business; provided gatherings sponsored by customers or suppliers in the ordinary course of business are permissible;
●	Lends to, borrows from, or has a material interest (equity or otherwise) in a competitor, supplier, or customer of the Company, or any entity or organization with which the Company conducts business or seeks to conduct business;
●	Accepts compensation (in any form) for services performed for the Company from any source other than the Company;

●	Serves as a director, officer, partner, consultant, or in any other significant role, in any competitor, supplier, or customer of the Company, or any entity or organization with which the Company conducts business or seeks to conduct business;
●	Acts as a broker, finder, or other intermediary for the benefit of a third party in transactions involving the Company or its interests;
●	Knowingly competes with the Company; or
●	Conducts significant outside business activity that precludes the Covered Person from devoting appropriate time and attention to such Covered Person’s responsibilities with the Company.

Covered Persons are also prohibited from (a) taking for themselves opportunities that should belong to the Company (e.g., opportunities discovered through the use of corporate property, information, or position); or (b) using corporate property, information, or position for personal gain. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You must disclose any actual or potential conflicts of interest when they occur. Additionally, you must update your disclosure if, or when, those circumstances change. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Chief Financial Officer or the Office of the General Counsel. The Board shall have the authority to evaluate and waive any conflict or apparent conflict of interest in the manner set forth in Section 15 of this Code.

4.	Confidentiality.

Protecting the Company’s confidential information is every Covered Person’s responsibility. Confidential information is non-public information that may be useful to existing or potential stockholders or competitors, or harmful to the Company, our business partners, or our customers if it is disclosed. Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is expressly authorized by the Chief Financial Officer or General Counsel, or is legally mandated. Whenever feasible, Covered Persons should consult the Chief Financial Officer or the Office of the General Counsel if they believe they have a legal obligation to disclose confidential information.

5.	Fair Dealing.

Each Covered Person should endeavor to treat everyone fairly and equitably. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. We respect and value people for their talent, contributions, and potential.

6.	Workplace Ethics.

Anti-Harassment and Non-Discrimination.

The Company and each Covered Person shall act with integrity and respect in all interactions with employees, business relations, and members of the communities in which the Company conducts business. The Company does not tolerate harassment of any kind. Harassment is any conduct that makes the work environment intimidating, offensive, or hostile. This conduct could be physical, verbal, or visual. Additionally, the Company values our diversity and believes it gives us perspectives and ideas that help us think big, enabling our future success. The Company does not tolerate discrimination of any kind. Discrimination is the unfair or prejudicial treatment of another and is never permitted on the basis of protected characteristics. Protected characteristics include, but are not limited to, age, race, ancestry,

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physical or mental disability, marital status, sex, gender, sexual orientation, perceived or actual religious creed, or military and veteran status.

The Company is dedicated to fostering an inclusive and diverse workplace. We want all employees to feel comfortable being themselves and to do their very best work. Each Covered Person is expected to maintain a workplace free of discrimination and harassment and is encouraged to report any incident of discrimination or harassment to the Office of Human Resources, such person’s supervisor, or a member of management in accordance with our Non-Discrimination and Anti-Harassment Policy.

Employee Health and Safety.

The Company is committed to providing a safe and healthy workplace. Establishing safety culture across our organization requires each Covered Person to be a leader in health and safety and to comply with all applicable laws, regulations, standards, and policies related to health, safety, and environmental matters. Each Covered Person is responsible for implementing the health, security, safety, and environmental measures necessary to maintain the highest standards of health and safety in our operations.

7.	Protection and Proper Use of Company Assets.

Physical property such as facilities, supplies, equipment, inventory, cash, and company accounts are Company assets. All Covered Persons are responsible for protecting and using Company assets responsibly. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes. It is a violation of this Code and the law to divert assets through fraud or embezzlement.

8.	Compliance with Law.

The Company and all Covered Persons shall respect and comply with all applicable laws, rules, and regulations of the United States and the other countries and state, local, and other jurisdictions in which the Company conducts its business or in which the Company’s stock is traded. The Company is subject to legal requirements that are both numerous and complex. All Covered Persons should understand those laws that apply to them in the performance of their responsibilities and take steps to ensure that the parts of the Company’s operations with which they are involved are conducted in conformity with those laws.

The failure of Covered Persons to adhere to the law could result in both personal and Company civil or criminal liability. Each Covered Person is charged with the responsibility of reporting to the Chief Financial Officer or the Office of the General Counsel any behavior or conduct related to the Company’s business or affairs that could reasonably constitute a criminal offense.

If a Covered Person has questions or concerns about whether such person’s or another person’s conduct may result in civil or criminal liability, such Covered Person should consult the Chief Financial Officer, the Office of the General Counsel or the various guidelines that the Company has prepared on specific laws, rules and regulations. Guidelines may be obtained through the Office of Human Resources. Similarly, if you believe that directions from a manager or supervisor may violate applicable law, please consult with a different manager or supervisor, the Chief Financial Officer, the Office of the General Counsel, or other legal counsel.

Anti-Money Laundering.

No Covered Person shall conduct business on behalf of the Company with any counterparty that such Covered Person knows to be engaged in money laundering or other criminal financial activities. Covered Persons who solicit, engage, and supervise customers, vendors, suppliers, and other business relations in the performance of their duties are responsible for conducting diligence on such counterparties, including verifying the ownership of such counterparties. Any new customer, vendor, or supplier relationship, or other relationship with a new business relation, should be reported to the Office of the

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General Counsel, who can provide more information on due diligence and anti-money laundering compliance procedures.

Anti-Corruption and Anti-Bribery.

All Covered Persons are strictly prohibited from engaging in bribery, kickbacks, or any other corrupt behavior. Giving, or promising to give, anything of value in exchange for an improper advantage is a bribe. Covered Persons shall not give or offer anything of value to a third party to improperly secure an advantage or preferential treatment. Any request for or offer of a bribe or kickback should be reported to a manager or supervisor, or to the Office of the General Counsel. In addition, Covered Persons who supervise third parties, such as customers, vendors, and suppliers, should conduct appropriate due diligence on such third parties and actively monitor their activities to ensure no illegal payments are being made by such persons.

Interacting with government officials presents unique challenges. The laws governing such interactions are complex and violations could result in serious criminal and civil penalties. Penalties may include significant fines and imprisonment. You must obtain approval from the Office of the General Counsel before offering anything to a government official.

Antitrust and Anti-Competitive Practices.

Antitrust and competition laws protect consumers and competitors from unfair business practices by protecting fair competition. Covered Persons should exercise extreme care and discretion when communicating with competitors. Though antitrust and anticompetitive restrictions may vary, they may include, but are not limited to:

●	Making agreements with competitors that restrain trade;
●	Price-fixing, and the exchange of certain information including pricing;
●	Discussions that could create the appearance of an improper agreement or understanding with any competitor, customer, vendor, supplier, or other business relation;
●	Bid rigging;
●	Boycotting specified suppliers or customers;
●	Engaging in anti-competitive behaviors; and
●	Giving false or misleading information about Riot and making false unfavorable statements about a competitor.

If a Covered Person receives commercially sensitive information of any such third party, whether intentionally or unintentionally, the Covered Person should contact the Office of the General Counsel immediately and should not review or distribute the information.

Environment, Health, and Safety.

The Company and Covered Persons are required to adhere to all applicable laws, rules, regulations, and professional standards related to employee health and safety. Any known or suspected violations of such laws, rules, regulations, or standards, or potential health or safety hazards in the workplace, should be reported to a supervisor or the Office of the General Counsel.

9.	Financial Integrity.

The Company maintains a system of internal controls to reinforce compliance with the many legal, accounting, tax, and regulatory requirements applicable to the Company. Our stockholders rely on us to maintain accurate controls and complete books and records. These are the foundation of our public disclosures, and they must maintain an accurate account of our operations and financial standing. Each Covered Person has a role to make sure the Company’s finances are not utilized inappropriately. We must

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make sure our financial records are complete, accurate, and in compliance with our internal controls and procedures.

Each Covered Person is personally responsible for the accuracy of the information and records under our control. Never give incorrect facts, falsify any record or account, or interfere in any way with audits of our financial records. If you have questions about financial integrity or believe there are falsified or inaccurate reports or records, please contact the Chief Financial Officer or the Office of the General Counsel immediately, or, if appropriate, submit a complaint in accordance with our Whistleblower Policy.

10.	Public Reporting.

As a public company, it is of critical importance that the Company’s public disclosures, including filings with the Securities and Exchange Commission, be accurate and timely. A Covered Person may be called upon to provide necessary information to assure that the Company’s public disclosures are complete, fair, and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide prompt and accurate responses to inquiries related to any of the Company’s public disclosure requirements.

All Company books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.

In addition, each Covered Person must immediately bring to the attention of the Chief Financial Officer or the Office of the General Counsel any information that the Covered Person may have concerning (i) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize, or report financial data or (ii) any fraud whatsoever that involves management, directors, or other Covered Persons.

11.	Compliance with this Code.

This Code applies to all Covered Persons. We expect all Covered Persons to know the Code and to be honest and ethical in fulfilling their duties. Failure to do so can result in disciplinary action, which may include termination of employment or services, or removal from the Board. Civil or criminal penalties, including significant fines and imprisonment, may also result from not following this Code or the law. Each Covered Person has an obligation to promptly report to their supervisor, the Office of Human Resources (for concerns or matters related to employment), the Chief Financial Officer, or the Office of the General Counsel any situation that may involve violation of this Code. Alternatively, a Covered Person may submit a complaint to the Audit Committee of the Board, the Office of the General Counsel, or outside legal counsel in accordance with our Whistleblower Policy. Please review our Whistleblower Policy for information about investigation of complaints under the policy.

12.	No Retaliation.

The Company does not allow retaliation against anyone who reports potential violations of this Code in good faith. This is true even if it is later determined that no violation occurred. The Company also prohibits retaliation against anyone as a result of their good faith participation in an investigation. Retaliation may include firing, suspending, harassing, demoting, disciplining, discriminating against, or intimidating someone.

Anyone violating our no retaliation policy will be subject to disciplinary action. Such disciplinary action may include termination, with or without notice, as allowed by applicable laws. In addition, where an investigation results in a determination that a Covered Person violated this Code or any other Company policy, this provision does not prohibit the Company from taking disciplinary action, including termination of employment or contract, against such Covered Person even if that person has participated in good faith in the investigation.

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13.	Enforcement of this Code.

If an alleged or suspected violation of this Code is reported to a supervisor, the Chief Financial Officer, the Office of the General Counsel, or, if appropriate, the Office of Human Resources, the Company shall conduct due inquiry into the basis of the report to evaluate its credibility. If such report is determined to be reasonably credible, a member of management will notify the Covered Person who is the subject of such report (unless it is determined that notification will adversely impact an investigation of the report), and such Covered Person shall immediately cease the behavior giving rise to such alleged or suspected violation and shall cooperate with Company management to mitigate the effects of such alleged or suspected violation. If members of management determine it is necessary or in the best interest of the Company, or if the report concerns matters covered by our Whistleblower Policy, or as otherwise required by applicable law, information about the alleged or suspected violation will be escalated to the Board (or the Audit Committee or Governance and Nominating Committee of the Board, as appropriate). The Board (or the appropriate committee) shall then, either directly or through the services of others under its supervision, which may include directors, members of management, and outside counsel and advisors:

●	evaluate such information as to gravity and credibility;
●	if necessary, initiate an informal inquiry or a formal investigation with respect thereto;
●	if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;
●	if appropriate, make the results of such inquiry or investigation (including disciplinary action) available to the public; and
●	if appropriate, recommend changes to this Code that the Board deems necessary or desirable to prevent similar violations of this Code.

The Board (or the Audit Committee of the Board, as applicable) shall enforce this Code through appropriate disciplinary actions. It shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any Covered Person who has violated this Code. Disciplinary actions may include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

Reports of alleged or suspected violations should be factual, rather than speculative or conclusory, and should contain as much specific detail as possible to allow for proper assessment. The report should be candid and should clearly set forth all the information the Covered Person knows about the alleged or suspected violation. In addition, the report should contain sufficient corroborating information to support the commencement of an investigation. The Company may, in its reasonable discretion, determine not to commence an investigation if a report contains only unspecified or broad allegations of wrongdoing without appropriate factual support.

For the avoidance of doubt, the jurisdiction of the Board shall include, in addition to the Covered Person alleged or suspected to have violated this Code, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a material violation and (ii) persons who withhold material information about an alleged or suspected violation of this Code when requested to disclose such information.

Situations that may involve a violation of this Code may not always be clear. Covered Persons are encouraged to discuss questions or concerns about violations of laws, rules, or regulations with the Chief Financial Officer or the Office of the General Counsel.

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14.	Regulation S-K and Nasdaq Listing Rules.

The Company has adopted this Code pursuant to Item 406 of Regulation S-K of the Securities and Exchange Commission and Rule 5610 of the Nasdaq Listing Rules. This Code is the sole code of ethics adopted by the Company for purposes of Item 406 of Regulation S-K and Rule 5610 of the Nasdaq Listing Rules.

15.	Amendment and Waiver.

This Code may only be amended by the Board, and any waiver or implicit waiver of this Code must be approved by the Board. All amendments or waivers of this Code for a director or executive officer shall be disclosed in the manner prescribed by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

We rely on one another’s good judgment to uphold a high standard of integrity. We are committed to being transparent, accountable, and ethical. We expect all Covered Persons to follow this Code. Please do not be afraid to ask questions or let the appropriate person know of any concerns arising under this Code.

Effective June 27, 2023, as adopted by the of the Board of Directors of Riot Platforms, Inc.

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